Exhibit 19.1
Nu Skin Enterprises, Inc.
Securities Trading Policy

This Securities Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Nu Skin Enterprises, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The purpose of this Policy is to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

1	Persons Subject to the Policy
This Policy applies to all officers and employees of the Company and its subsidiaries, and all members of the Company’s Board of Directors. The Compliance Officer may determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to Family Members and Controlled Entities, as defined below.

2	Transactions Subject to the Policy
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, notes, bonds, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.

3	Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each person subject to this Policy is responsible for making sure that he or she complies with this Policy, and that any Family Members and Controlled Entities also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or board member pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Accordingly, before transacting in Company Securities, an individual should carefully consider whether he or she may be aware of any material nonpublic information about the Company. The Company takes a “zero tolerance” approach to violations of this Policy.  An individual could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

4	Administration of the Policy
The Company’s general counsel and other individuals designated from time to time by the Company’s general counsel (collectively the “Compliance Officer”) will administer this Policy. All determinations and interpretations by the Compliance Officer are final and not subject to further review. All questions regarding this Policy or its application to any proposed transaction should be directed to the Compliance Officer.

5	Statement of Policy
It is the policy of the Company that no person subject to this Policy who is aware of material nonpublic information relating to the Company may, directly, or indirectly through other persons or entities:

•
Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans”;

•	Recommend the purchase or sale of any Company Securities;
•
Disclose material nonpublic information, unless such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

•	Assist anyone engaged in the above activities.

It is the policy of the Company that no person subject to this Policy may, directly, or indirectly through other persons or entities, communicate material nonpublic information regarding the Company to other persons or entities before the information is publicly disclosed and disseminated by the Company (a practice referred to as “tipping”). Accordingly, all persons subject to this Policy must exercise care when speaking with others within the Company who do not have a “need to know” and when communicating with family, friends and others who are not associated with the Company, even if they are subject to this Policy. To avoid even the appearance of impropriety, persons subject to this Policy should at all times refrain from making recommendations about buying or selling Company Securities or the securities of other companies with which we have a relationship or discussing the Company’s business, prospects, or plans with persons outside the Company unless such disclosure complies with the Company’s policies regarding authorized external disclosure of information. This concept of unlawful tipping includes passing on information to friends, family members or acquaintances with the intention of helping them make a profit or avoid a loss.

It is the policy of the Company that persons subject to this Policy may not, directly, or indirectly through other persons or entities, participate with expert consulting firms or similar organizations, unless approved by the Compliance Officer. Any disclosure of material nonpublic information through such participation is a violation of this Policy.

It is the policy of the Company that no person subject to this Policy who, in the course of their work for the Company, learns of material nonpublic information about a company (1) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers; or (2) that is involved in a potential transaction or business relationship with the Company, may, directly or indirectly through other persons or entities, trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

6	Material Nonpublic Information

6.1	Material Information
Information is considered “material” if a reasonable investor would consider the information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the price of any of the Company’s securities, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•	Projections of future earnings or losses, or other earnings guidance;
•	Changes to or reaffirmations of previously announced earnings guidance, or the decision to suspend earnings guidance;
•	Consolidated financial results, such as revenue or earnings;
•	A pending or proposed merger, acquisition or tender offer;
•	A pending or proposed acquisition or disposition of a significant asset;
•	A pending or proposed strategic transaction;
•	A Company restructuring;
•	Significant related-party transactions;
•	A change in dividend policy or the declaration of a stock split;
•	Bank borrowings or other financing transactions out of the ordinary course;
•	A large accelerated repurchase of Company securities, or authorization to repurchase a specified amount of Company securities;
•	Major marketing changes or business developments;
•	A change in executive management;
•	A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•	A restatement of previously issued financial statements of the Company;
•	Significant pending or threatened litigation, or the resolution of such litigation;

•	Significant pending or threatened regulatory investigation or action, or the resolution of such investigation or action;
•	Significant cybersecurity breaches;
•	Significant safety or quality issues related to products;
•	Impending bankruptcy or the existence of severe liquidity problems;
•	The gain or loss of a significant customer or supplier;
•	The public or private issuance or sale of a significant amount of securities by the Company; and
•	The imposition of a ban on trading in Company Securities or the securities of another company.

6.2	Public Information
Information that has not been broadly disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated in a manner designed to reach investors generally. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape;” major newswire services; a broadcast on widely-available national radio or television programs; publication in a widely-available newspaper, magazine or news website; the Company’s website or social media channels, to the extent the Company has designated such media as a channel for distribution of material information to investors and publicly disclosed this designation; or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees; if it is only available to a select group of analysts, brokers and institutional investors; or if it is only available through private social media accounts.  Undisclosed information that is the subject of rumors, even widely circulated rumors in the media, should be treated as nonpublic information.

Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one full trading day after the information is released. If, for example, the Company makes an announcement on a Monday during or after trading hours, the information should not be considered fully absorbed by the marketplace until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

7	Transactions by Family Members and Others
This Policy applies to family members who reside with a person subject to this Policy (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the same household as a person subject to this Policy, and any family members who do not live in the same household but whose transactions in Company Securities are directed by, or are subject to the influence or control of a person subject to this Policy, such as parents or children who consult a person subject to this Policy before they trade in Company Securities (collectively referred to as “Family Members”). Each person subject to this Policy is responsible for the transactions of Family Members and making Family Members aware of the need to confer with such person before trading in Company Securities, and all such transactions for the purposes of this Policy and applicable securities laws are treated as if the transactions were for such person’s own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to a person subject to this Policy or such person’s Family Members.

8	Transactions by Influenced or Controlled Entities
This Policy applies to any entities that are influenced or controlled by a person subject to this Policy, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”). Transactions by Controlled Entities are treated for the purposes of this Policy and applicable securities laws as if they were for such person’s own account.

9	Transactions Under Company Plans
This Policy’s prohibition on transacting in Company Securities while in possession of material nonpublic information or during a blackout period (the “Transaction Prohibition”) does not apply in the case of the following transactions, except as specifically noted:

9.1	Stock Option Exercises
The Transaction Prohibition generally does not apply to the exercise of an employee stock option, or similar equity awards, acquired pursuant to the Company’s plans; or to transactions involving a withholding of shares by the Company to satisfy any exercise price or tax withholding obligations upon the exercise of such equity awards. The Transaction Prohibition does apply, however, to any market sale of stock in connection with the exercise of an employee stock option, including any market sale of stock for the purpose of generating the cash needed to pay the exercise price or tax withholding obligations and any other market sale of stock received upon exercise of an employee stock option.

9.2	Restricted Stock Units Vesting
The Transaction Prohibition does not apply to the vesting of restricted stock units or of other similar equity awards acquired pursuant to the Company’s plans; or to transactions involving a withholding of shares by the Company to satisfy any tax withholding obligations upon the vesting of such equity awards. The Policy does apply, however, to any market sale of stock in connection with the vesting of such equity awards, including any market sale of stock for the purpose of generating the cash needed to pay tax withholding obligations and any other market sale of stock received upon vesting of such equity awards.

9.3	Other Similar Transactions
Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are generally not subject to the Transaction Prohibition.

10	Transactions Not Involving a Purchase or Sale

10.1	Gifts
Bona fide gifts of Company Securities are transactions subject to this Policy. However, the Compliance Officer may, in their sole discretion, permit a person subject to this Policy to make a gift of Company Securities while in possession of material nonpublic information in limited circumstances if the person making the gift takes steps acceptable to the Compliance Officer to ensure the donee does not sell the Company Securities while the person making the gift is aware of material nonpublic information.

10.2	Mutual Funds
Transactions in publicly-traded mutual funds that are invested in Company Securities are not transactions subject to this Policy.

10.3	No Change In Beneficial Ownership
Transfers of Company Securities to an entity or account subject to this Policy that do not involve a change in the beneficial ownership of such securities (for example, to certain types of trusts of which the donor is the sole beneficiary during his or her lifetime) are not transactions subject to this Policy.

11	Special and Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that no board member, officer or employee may engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

11.1	Short Sales
Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and board members from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by “Hedging Transactions” below.)

11.2	Publicly-Traded Options
Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a board member, officer or employee is trading based on material nonpublic information or focus the attention of a board member, officer or other employee on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by “Hedging Transactions” below.)

11.3	Hedging Transactions
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a board member, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the board member, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, board members, officers and employees are prohibited from engaging in any such transactions.

11.4	Margin Accounts and Pledged Securities
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, board members, officers and other employees are prohibited from holding Company Securities in an account in which any securities of any company are held on margin or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by “Hedging Transactions” above.)

11.5	Standing and Limit Orders
Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a board member, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined in “Additional Procedures” below.

12	Additional Procedures
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those persons described below.

12.1	Pre-Clearance Procedures
All Company board members and executive officers and other individuals designated by the Compliance Officer, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction or gift involving Company Securities without first obtaining pre-clearance of the transaction or gift from the Compliance Officer. This requirement continues to apply to a discretionary transaction even where such transaction is not subject to the Transaction Prohibition described in Section 9, such as the exercise of an employee stock option. A Pre-Clearance Request Form, attached as Exhibit A, should be submitted to the Compliance Officer at least two business days in advance of any proposed transaction or gift. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. Any approved pre-clearance expires five business days following approval, or earlier upon possession of material nonpublic information or revocation by the Compliance Officer. If a request for pre-clearance of a proposed transaction in Company Securities is denied, the requestor may not initiate such transaction or inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer.

12.2	Quarterly Blackout Period
The Compliance Officer may designate persons who are subject to quarterly trading restrictions based on access to material information regarding the Company’s financial performance. A person who is subject to quarterly trading restrictions, and such person’s Family Members or Controlled Entities, may not conduct any transactions involving Company Securities (other than as specified by this Policy), during a “Quarterly Blackout Period” beginning on the 10th day of the last month of a quarter and ending one full trading day after the public release of the Company’s earnings results for that quarter. From time to time, the Compliance Officer may determine that the Quarterly Blackout Period shall extend until one full trading day after the public release of the Company’s Quarterly Report on Form 10-Q for the most recently completed fiscal quarter (or Annual Report on Form 10-K with respect to the fourth fiscal quarter). No person subject to this Policy may engage in any transaction or gift involving Company Securities, except as specified in this Policy, while aware of material nonpublic information, regardless of whether such person is designated as subject to a Quarterly Blackout Period.

Under certain very limited circumstances, including gifts, administrative errors, instances in which the Company pre-releases its financial results or publicly releases updated guidance, or unusual hardships, a person subject to this restriction may be permitted to engage in a transaction or gift involving Company Securities during a Quarterly Blackout Period, but only if the Compliance Officer concludes the person does not in fact possess material nonpublic information or determines the person has complied with the requirements of Section 10.1 in the case of a gift. Persons wishing to engage in any transaction or gift involving Company Securities during a Quarterly Blackout Period should contact the Compliance Officer for approval at least two business days in advance of the proposed transaction or gift.

12.3	Event-Specific Blackout Period
From time to time, an event may occur that is material to the Company and is known by only a few board members, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not engage in any transaction or gift involving Company Securities, except as specified in this Policy. In addition, the Company may obtain information about its financial results in a particular fiscal quarter earlier than usual such that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Quarterly Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they may not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of such an “Event-Specific Blackout Period” or extension of a Quarterly Blackout Period will generally not be announced to the Company as a whole, and may not be communicated to any other person. No person subject to this Policy may engage in any transaction or gift involving Company Securities, except as specified in this Policy, while aware of material nonpublic information, regardless of whether such person is designated as subject to an Event-Specific Blackout Period. Exceptions will not be granted during an Event-Specific Blackout Period.

13	Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. To rely on this defense, a person subject to this Policy must enter into a trading plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions, including blackout periods. To comply with this Policy, a Rule 10b5-1 Plan must be pre-cleared by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company’s “Rule 10b5-1 Plan Guidelines,” which are at the end of, and are a part of, this Policy. A Rule 10b5-1 Plan may not be entered into at a time when the person entering into the plan is aware of material nonpublic information or is subject to a Quarterly or Event-Specific Blackout Period. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance (or include a formula for determining such information) or delegate discretion on these matters to an independent third party.

No person subject to this Policy may enter into or amend a Rule 10b5-1 Plan involving Company Securities without first obtaining pre-clearance of the Rule 10b5-1 Plan from the Compliance Officer. The Compliance Officer is under no obligation to approve a Rule 10b5-1 Plan, and may determine not to permit the plan. Any approved pre-clearance expires five business days following approval, or earlier upon possession of material nonpublic information or revocation by the Compliance Officer. If a request for pre-clearance of a proposed Rule 10b5-1 Plan is denied, the requestor may not enter into such plan or inform any other person of the restriction. No further pre-clearance of transactions conducted pursuant to a Rule 10b5-1 Plan will be required.

14	Post-Termination Transactions
If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in any transaction or gift involving Company Securities, except as specified in this Policy, until that information has become public or is no longer material.

15	Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

PRE-CLEARANCE REQUEST FORM
Proposed Transaction
Type (circle all applicable):	Sale	Purchase	Gift	Exercise	Rule 10b5-1 Plan
Other:
Number of Shares:

Material Information
Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the price of any of the Company’s Securities, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•	Projections of future earnings or losses, or other earnings guidance;
•	Changes to or reaffirmations of previously announced earnings guidance, or the decision to suspend earnings guidance;
•	Consolidated financial results, such as revenue or earnings;
•	A pending or proposed merger, acquisition or tender offer;
•	A pending or proposed acquisition or disposition of a significant asset;
•	A pending or proposed strategic transaction;
•	A Company restructuring;
•	Significant related-party transactions;
•	A change in dividend policy or the declaration of a stock split;
•	Bank borrowings or other financing transactions out of the ordinary course;
•	A large accelerated repurchase of Company securities, or authorization to repurchase a specified amount of Company securities;
•	Major marketing changes or business developments;
•	A change in executive management;
•	A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•	A restatement of previously issued financial statements of the Company;
•	Significant pending or threatened litigation, or the resolution of such litigation;
•	Significant pending or threatened regulatory investigation or action, or the resolution of such investigation or action;
•	Significant cybersecurity breaches;
•	Significant safety or quality issues related to products;
•	Impending bankruptcy or the existence of severe liquidity problems;
•	The gain or loss of a significant customer or supplier;
•	The public or private issuance or sale of a significant amount of securities by the Company; and
•	The imposition of a ban on trading in Company Securities or the securities of another company.

Certification
I certify that I am not in possession of any material nonpublic information that would violate the Company’s Securities Trading Policy, including, but not limited to, the types of information listed above. I further certify that the proposed transaction information, and, if applicable, the supplemental information that I have provided is accurate and complete, and that the proposed transaction complies with the Company’s Securities Trading Policy, including, if applicable, all guidelines regarding Rule 10b5-1 Plans.

Signature:
Print name:
Date:

Pre-clearance expires five business days following approval, or earlier upon possession of material nonpublic information or revocation by the Compliance Officer.

Exhibit A

SECTION 16 OFFICER AND DIRECTOR PRE-CLEARANCE REQUEST FORM SUPPLEMENT

Section 16 officers and board members must provide the following supplemental information in connection with any request for pre-clearance pursuant to the Company’s Securities Trading Policy. Those who are not Section 16 officers or board members of Nu Skin Enterprises, Inc. do not need to provide this information.

Please check one of the following two boxes, and provide the additional information requested if the second box is checked:

☐
I have confirmed my holdings of Company Securities with the Compliance Officer or Corporate Counsel in the past 12 months for purposes of public disclosure, and I hereby confirm that I have notified the Compliance Officer or Corporate Counsel of all reportable transactions/events involving Company Securities since that time.

☐	I am providing information about my current ownership and recent transactions as follows:

Current Ownership
Stock:

Unvested RSUs:

Vested Options:

Unvested Options:

Recent Transactions (12 months)
Sales:

Purchases:

Gifts:

Exercises:

Share Withholdings:

Exhibit A

Nu Skin Enterprises, Inc.

Rule 10b5-1 Plan Guidelines

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. To rely on this defense, a person must enter into a Rule 10b5-1 plan that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance (or include a formula for determining such information) or delegate discretion on these matters to an independent third party.

As specified in the Nu Skin Enterprises, Inc. Securities Trading Policy, a Rule 10b5-1 Plan and any amendments must be pre-cleared by the Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. A Pre-Clearance Request Form, attached as Exhibit A, should be submitted to the Compliance Officer at least two business days prior to entry into a Rule 10b5-1 Plan. The Compliance Officer is under no obligation to approve a Rule 10b5-1 Plan, and may determine not to permit the plan. Any approved pre-clearance expires five business days following approval, or earlier upon possession of material nonpublic information or revocation of the pre-clearance by the Compliance Officer. If a request for pre-clearance of a proposed Rule 10b5-1 Plan is denied, the requestor may not enter into such plan or inform any other person of the restriction. No further pre-clearance of transactions conducted pursuant to a Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans for individuals:

1.
Rule 10b5-1 Plans must include a representation that, as of the date of adoption of the plan, the person adopting the plan (a) is not aware of any material nonpublic information about the Company or its securities; and (b) is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of SEC Rule 10b-5.

2.
Rule 10b5-1 Plans may not be adopted or substantively modified (as defined in paragraph 4 below) during a blackout period, unless approved by the Compliance Officer in limited circumstances consistent with the Nu Skin Enterprises, Inc. Securities Trading Policy, or while in possession of material nonpublic information.

3.
For directors and officers (as defined by SEC Rule 16a-1(f)), trades under a 10b5-1 Plan may commence at the beginning of the trading day on the later of (a) the 91st day after adoption of the plan or (b) the third business day following the filing date of the Form 10-Q for the fiscal quarter during which the plan was adopted (or the Form 10-K if during the fourth quarter), subject to a maximum of 120 days after adoption. For all other persons, trades can commence at the beginning of the trading day on the 31st day following the plan’s adoption. The waiting period prescribed in this paragraph is referred to as a “cooling-off period.”

4.
Any substantive modification of a Rule 10b5-1 Plan (e.g., a modification that affects the amount, price, or timing of transactions under the plan) is treated as a termination of the plan, such that transactions under the plan must cease and a new cooling-off period must elapse before trading under the plan can resume. Non-substantive modifications (e.g., a change in account information) may take effect immediately without triggering a new cooling-off period.

5.
Rule 10b5-1 Plans must comply with Rule 10b5-1’s provisions (taking into account any applicable SEC interpretations thereunder) that (a) impose a limit of one Rule 10b5-1 Plan every 12 months that is designed to be executed in a single trade; and (b) permit a person to have only a single  Rule 10b5-1 Plan active at any time, subject to limited exceptions, including for certain “sell-to-cover” plans to satisfy required tax withholding obligations. It is permissible for an individual to adopt a second Rule 10b5-1 Plan while having an active Rule 10b5-1 Plan in place so long as the second plan cannot commence trading until all trades under the earlier plan have been executed or the plan has expired.

6.
If a Rule 10b5-1 Plan is terminated, trades under a new Rule 10b5-1 Plan may not commence until after the date on which a cooling-off period beginning on the termination date of the terminated plan would elapse.

7.
Terminations of Rule 10b5-1 Plans are discouraged because they may be interpreted by the SEC as evidence of abuse of the rule or bad faith and undermine an individual’s ability to rely on the protection afforded by Rule 10b5-1. To avoid the appearance of abuse or bad faith, if a Rule 10b5-1 Plan is terminated, market transactions that correspond to transactions contemplated by the Rule 10b5-1 Plan are discouraged for 30 days following such termination. For example, where the terminated plan contemplated the sale of shares, such a sale is discouraged for 30 days.

Each board member, officer and other Section 16 insider understands that (1) SEC rules require the Company to publicly disclose the adoption or termination of a Rule 10b5-1 Plan adopted by such persons, as well as some of the plan’s terms; and (2) the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.